================================================================================

   As filed with the Securities and Exchange Commission on November 28, 2000

                                                Registration No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                               ------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                         GALAXY NUTRITIONAL FOODS, INC.
                  --------------------------------------------
                  (Name of Issuer as specified in its Charter)


          Delaware                        2022                   25-1391475
----------------------------   ---------------------------   -------------------
(State or other jurisdiction       (Primary Standard           (IRS Employer
      of incorporation)                Industrial            Identification No.)
                               Classification Code Number)


                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of Registrant's Principal Executive Offices)


                           ANGELO S. MORINI, PRESIDENT
                         Galaxy Nutritional Foods, Inc.
                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   COPIES TO:


       KENNETH C. WRIGHT, ESQUIRE           CHRISTOPHER B. NOYES, ESQUIRE
          Baker & Hostetler LLP                 Godfrey & Kahn, S.C.
   200 South Orange Avenue, Suite 2300         780 North Water Street
         Orlando, Florida 32801                  Milwaukee, WI 53202
        Telephone: (407) 649-4001             Telephone: (414) 273-3500

================================================================================

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] _____________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


==============================================================================================================
                                                       Proposed              Proposed
        Title of Each                                   Maximum               Maximum               Amount of
     Class of Securities          Amount to be      Offering Price           Aggregate            Registration
       to be Registered            Registered        Per Share(1)          Offering Price              Fee
--------------------------------------------------------------------------------------------------------------
Common Stock                        815,000             $3.905              $3,182,575.00            $870.20
$.01 par value, issuable
upon exercise of warrants (2)
==============================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices for Galaxy's Common Stock as reported on the American Stock Exchange on November 27, 2000.
(2) To be offered by FINOVA Mezzanine Capital Inc., as the selling shareholder. The outstanding warrants were issued in connection with a private placement financing. For purposes of estimating the number of shares of common stock to be included in this registration statement, we included 815,000 shares representing the total number of shares of common stock issuable upon full exercise of the warrants. The warrants are exercisable at an exercise price of $3.41 per share.

[GALAXY NUTRITIONAL                PROSPECTUS
  FOODS(TM) LOGO]
                         Galaxy Nutritional Foods, Inc.
                       2441 Viscount Row, Orlando, Florida
                                 (407) 855-5500

                                 815,000 SHARES
                                  COMMON STOCK

This prospectus is part of a registration statement that relates to a public offering of up to 815,000 shares of our common stock that will be issued upon the exercise of warrants held by FINOVA MEZZANINE CAPITAL INC. Our common stock is traded on the American Stock Exchange under the symbol GXY. The average of the high and low prices of the common shares as reported on the American Stock Exchange on November 27, 2000 was $3.905 per common share.

Shares: FINOVA may offer and sell these shares of common stock from time to time through public or private transactions, on or off the American Stock Exchange, at prevailing market prices, or at privately negotiated prices.
         o FINOVA has retained Tucker Anthony Capital Markets as the exclusive placement agent to offer the FINOVA shares.
         o Tucker Anthony is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.
         o The shares may be offered and sold beginning on the date of this prospectus and ending on May 31, 2001, unless extended.

Proceeds: We will not receive any of the proceeds from the sale of these shares.
          We will receive proceeds from the exercise of the warrants.

Costs: We will pay the costs relating to the registration of the common shares offered by this prospectus. FINOVA will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed to reimburse FINOVA for these commissions, discounts and expenses to the extent that the net proceeds to FINOVA from the sale of shares under this prospectus are less than $1.00 per share after the payment of the following:
         o The exercise price payable to Galaxy upon exercise of the warrants; and
         o The brokerage commissions, discounts and other reasonable and direct expenses of the sale of FINOVA's shares.

--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 28, 2000.

                                TABLE OF CONTENTS


                                                                           PAGE

Risk Factors.........................................................       3
The Company..........................................................       7
Use of Proceeds......................................................       8
Determination of Offering Price......................................       8
Selling Stockholder..................................................       8
Plan of Distribution.................................................       8
Legal Matters........................................................       10
Experts..............................................................       10
Where You Can Find More Information..................................       11
Forward-Looking Statements...........................................       12


                            -----------------------


YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT, AND THE SELLING SHAREHOLDER HAS NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                  RISK FACTORS

         Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition, results of operations or cash flows. This could cause the trading price of our common stock to decline and you could lose all or part of your investment.

WE MAY NEED ADDITIONAL FINANCING AND SUCH FINANCING MAY NOT BE AVAILABLE.

         We have incurred substantial debt in connection with the financing of our business. The aggregate amount outstanding of our borrowing under our various credit facilities is approximately $21,990,000 as of November 20, 2000. In addition to two term loan credit facilities that Galaxy has obtained, we have obtained a revolving line of credit from FINOVA in the maximum principal amount of $13,000,000 through which we finance our day-to-day working capital needs. The line of credit is secured in part by our accounts receivable and inventory. The amounts that we can borrow under the line of credit fluctuate based on our inventory and accounts receivable levels. Generally, we borrow the maximum amount available to us under our line of credit and under other credit facilities. At November 21, 2000, the maximum amount we could borrow under our revolving credit line totaled approximately $8,600,000. If we are unable to generate sufficient cash flow or borrow additional amounts to fund our working capital needs and to pay our debts, we will be required to seek additional financing in the near future. We do not know if we can obtain additional financing or if the terms of any required financing will be acceptable to us. If we are unable to fund our working capital needs and additional growth through our existing credit facilities, cash flow or additional financing, or if additional financing is not available under acceptable terms to us, our business, prospects, results of operations, cash flows and future growth will be negatively affected.

A DEFAULT UNDER OUR SECURED CREDIT ARRANGEMENTS COULD RESULT IN A FORECLOSURE OF OUR ASSETS BY OUR CREDITORS.

         Substantially all of our assets are pledged as collateral to secure outstanding borrowings under the loan agreements with our primary commercial lenders. Any default under the documents governing our indebtedness could result in our indebtedness becoming immediately due and payable and result in a foreclosure of our assets by our creditors which would have a significant adverse effect on the market value of our common stock.

WE MAY ISSUE ADDITIONAL SECURITIES WITH RIGHTS SUPERIOR TO THOSE OF THE COMMON STOCK, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF EXISTING SHAREHOLDERS.

         We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital and to refinance our debt. The board of directors has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of the shareholders. It is likely that any debt securities or preferred stock that we sell would have terms and rights superior to those of the common stock and may be convertible into common stock. Any sale of securities could adversely affect the interests or voting rights of the holders of common stock, result in substantial dilution to existing shareholders, or adversely affect the market price of our common stock.

THE CHIEF EXECUTIVE OFFICER OWNS A LARGE PERCENTAGE OF THE OUTSTANDING SHARES, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF EXISTING SHAREHOLDERS.

         As of November 20, 2000, Angelo S. Morini, our founder, President and Chief Executive Officer, owned approximately 37% of our common stock and held options which, if exercised and assuming the exercise of no other outstanding options or warrants, would give him a majority of our issued and outstanding common stock. Investors who purchase common stock in this offering may be unable to elect any members of the board of directors or exercise significant control over Galaxy or our business as a result of Mr. Morini's ownership.

INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

         The offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock, immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of the common stock from the price you pay for common stock. Additionally, we have a substantial number of outstanding options and warrants to acquire shares of common stock. A total of 2,638,714 shares have been reserved for issuance upon exercise of options and warrants that have been or may be granted by Galaxy. A total of 2,332,642 of these options and warrants are "in the money" and are currently exercisable. "In the money" generally means that the current market price of the common stock is above the exercise price of the shares subject to the warrant or option. The issuance of common stock upon the exercise of these options and warrants could adversely affect the market price of the common stock or result in substantial dilution to our existing shareholders.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON THE COMMON STOCK.

         Our current policy is to retain any future earnings to finance current working capital needs and our growth and development. We do not expect to pay dividends on common stock any time soon.

IF WE LOSE KEY FOREIGN SUPPLIERS ON WHOM WE DEPEND, WE MAY BE UNABLE TO OBTAIN ADEQUATE SUPPLIES TO MANUFACTURE OUR PRODUCTS.

         Currently, we purchase our major ingredient, a milk protein called casein, from a limited number of foreign suppliers. We purchase casein from foreign suppliers because they have lower prices than domestic suppliers. However, their lower prices are generally the result of governmental export supports or subsidies. We do not have any contractual arrangements with our principal suppliers, except for short-term agreements for periods of less than six months. Because we purchase casein from foreign suppliers, its availability is subject to a variety of factors, including federal import regulations. If the export supports or subsidies are reduced or eliminated or the United States takes retaliatory action or otherwise establishes trade barriers with any of the countries in which our casein suppliers are located, our business and results of operations would be negatively affected. Moreover, exchange rate fluctuations or the imposition of import quotas or tariffs could have an adverse effect on our business and our ability to compete with competitors that do not rely on foreign suppliers. We cannot assure you that we could obtain casein from U.S. sources if a foreign supply of casein were reduced or terminated. Even if we could obtain casein from U.S. sources, our production may be reduced during the period that it takes us to change suppliers and the prices for the casein would likely be significantly higher than we are paying now. Either event would negatively affect our business, results of operations and cash flows.

BECAUSE WE ARE DEPENDENT UPON A SINGLE MANUFACTURING FACILITY, THE LOSS OF THE FACILITY WOULD RESULT IN A WORK STOPPAGE WHICH WOULD NEGATIVELY IMPACT OUR BUSINESS.

         We manufacture all of our products at a single manufacturing facility in Orlando, Florida, and our revenues are dependent upon the continued operation of this facility. This facility is subject to a lease that expires in November 2001, unless renewed pursuant to terms mutually agreeable to us and our landlord.

We do not have a backup facility or contractual arrangements with any other manufacturers in the event of a casualty to or destruction of the facility or if the facility ceases to be available to us for any other reason. If we are required to rebuild or relocate our manufacturing facility, a substantial investment in improvements and equipment would be necessary. Any rebuilding or relocation also would likely result in a significant delay or reduction in manufacturing and production capability which, in turn, could lead to substantially reduced sales and loss of market share.

WE RELY ON THE EFFORTS OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND THE LOSS OF HIS SERVICES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Our success will be largely dependent upon the personal efforts and abilities of Angelo S. Morini, our President and Chief Executive Officer. If Mr. Morini ends his relationship with Galaxy before a qualified replacement is found, then our business, prospects and results of operations would be materially adversely affected. Mr. Morini's employment agreement has a rolling five year term but is terminable by Mr. Morini upon a change of control of Galaxy. Although we are the beneficiary of a life insurance policy on Mr. Morini, our insurance would likely not be sufficient to compensate us for the loss of Mr. Morini's services in the event of his death until a suitable replacement could be engaged.

COMPETITION IN OUR INDUSTRY IS INTENSE.

         Competition in our segment of the food industry is intense. We believe that as consumers become more interested in healthy food alternatives the competition in our markets will increase substantially. In particular, we compete with major companies such as Kraft, which produces products under the Kraft Free(R) label, Borden's, and ConAgra, which produces products under the Healthy Choice(R) label. Each of these companies has substantially greater name recognition and greater research and development, marketing, financial and human resources than Galaxy. These advantages have led to a substantially greater market penetration and product acceptance than we have developed. In addition, our competitors may succeed in developing new or enhanced products which are better than our products. These companies may also prove to be more successful than Galaxy in marketing and selling these products. We cannot assure you that Galaxy will be able to compete successfully with any of these companies or achieve a greater market share than it currently possesses. Increased competition as to any of Galaxy's products or services could result in price reductions, reduced margins, and loss of market share, which could negatively affect our business, prospects, results of operations and financial condition.

WE RELY ON THE PROTECTION OF OUR TRADEMARKS, AND THE LOSS OF A TRADEMARK WOULD NEGATIVELY IMPACT THE PRODUCTS ASSOCIATED WITH THE TRADEMARK, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         We own several registered and unregistered trademarks which are used in the marketing and sale of our products. We have invested a substantial amount of money in promoting our trademarked brands. However, the degree of protection that these trademarks afford Galaxy is unknown. Further, we may not have the money necessary to engage in actions to prevent infringement of our trademarks. A loss of a trademark would negatively impact the products associated with it, and could negatively affect our business, prospects, results of operations, financial condition and cash flows.

WE DO NOT HAVE PATENT PROTECTION FOR OUR FORMULAS AND PROCESSES, AND A LOSS OF OWNERSHIP OF ANY OF OUR FORMULAS AND PROCESSES WOULD NEGATIVELY IMPACT OUR BUSINESS.

         We believe that we own our formulas and processes. However, we have not sought, and do not intend to seek, patent protection for our formulas and processes. Instead, we rely on the complexity of our formulas and processes, trade secrecy laws, and employee confidentiality agreements. However, we cannot assure you that other companies will not acquire our confidential information or trade secrets or will not independently develop equivalent or superior products or technology and obtain patent or similar rights. Although we believe that our formulas and processes have been independently developed and do not infringe the patents or rights of others, a variety of components of our processes could infringe existing or future patents, in which event we may be required to modify our processes or obtain a license. We cannot assure you that we will be able to do so in a timely manner or upon acceptable terms and conditions and the failure to do either of the foregoing would negatively affect our business, results of operations, financial condition and cash flows.

BECAUSE WE SELL FOOD PRODUCTS, WE FACE THE RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS.

         We, like any other seller of food, face the risk of exposure to product liability claims in the event that our quality control procedures fail and the consumption of our products causes injury or illness. With respect to product liability claims, our insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying us products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party, and their carriers, if any, as well as the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition, results of operations and cash flows.

GOVERNMENT REGULATION COULD INCREASE OUR COSTS OF PRODUCTION AND INCREASE OUR LEGAL AND REGULATORY EXPENSES.

         We are subject to extensive regulation by federal, state, and local governmental authorities regarding the quality, purity, manufacturing, distribution, and labeling of food products. We cannot assure that you that we will be able to continue to comply with these regulations, or comply with future regulations, without inordinate cost or interruption of our operations. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business.

THE LIQUIDITY OF OUR SHARES MAY BE NEGATIVELY IMPACTED BY THE LOW VOLUME OF TRADING OF OUR SHARES.

         Although our shares are publicly traded on the American Stock Exchange, the trading market for our shares is limited. During the calendar quarter prior to the date of this prospectus, the trading volume for our shares averaged less than 12,000 shares per trading day. We do not anticipate any material increase in the trading volume for our shares. The lack of an active trading market for our shares could negatively impact shareholders' ability to sell their shares when they desire and the price which could be obtained upon a sale of shares.

RISING INTEREST RATES COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS

         The interest rates of our revolving line of credit and our term loan in the amounts outstanding as of November 21, 2000 of $8,600,000 and $9,390,000, fluctuate based upon changes in our lenders' prime rate. Increases in the prime rate will result in an increase in our cost of funds, and could negatively affect our results of operations. We have not entered into any operative instruments such as interest rate swap or hedge agreements to manage our exposure to rising internet rates.

THE MARKET PRICE OF OUR STOCK COULD BE SUBJECT TO FLUCTUATION.

         The market price of our common stock could be subject to fluctuations in response to factors such as the following, some of which are beyond our control:
         o        quarterly variations in our operating results;
         o operating results that vary from the expectations of securities analysts and investors;
         o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
         o announcements by us or our competitors of major business developments, such as new products, services or technologies or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

         o announcements by third parties of significant claims or proceedings against us;
         o        future sales of our common stock; and
         o        general market conditions.

                                   THE COMPANY

         We were incorporated in Pennsylvania in 1980 under the name "Galaxy Cheese Company." We reincorporated in Delaware in 1987. After relocating from Pennsylvania to Orlando, Florida, in 1992, we changed our name from Galaxy Cheese Company to Galaxy Foods Company. We have recently changed our name again to Galaxy Nutritional Foods, Inc. We develop, manufacture and market a variety of healthy cheese, cheese alternatives and dairy related products, including:

         o a line of nutritious dairy alternative products made with soy under our main label Veggie(R). All Veggie(R) products are low in fat, low in calories and are cholesterol and lactose free;

         o a line of dairy alternative products developed for health food and specialty stores under the Soymage(R) label. These products are completely dairy free, contain no animal fats and do not contain a milk protein called casein;

         o a line of cheese products made from soy under the Veggy(R) label. These products are low fat and lactose and cholesterol free;

         o a line of processed cheese foods made from organic milk under the Wholesome Valley(R) Organic trademark; and

         o other branded soy-based, rice-based and non-dairy cheese products, as well as generic and private label processed and blended cheese products.

         Our products are marketed to three principal markets: retail, food service, and industrial. Retail sales account for approximately 90% of our revenues. Our customers include:

         o        supermarket chains;

         o        health food stores;

         o industrial food manufacturers which use our products in the production of food items such as frozen pizza;

         o        restaurant chains;

         o        food service distributors; and

         o        institutions such as hotels, hospitals and schools.

         Our strategy is to continue to support our sales by increasing our automated production capacity while reducing our manual labor requirements. We anticipate accomplishing this through the acquisition, installation and utilization of new equipment and improving our operating efficiencies. We also will continue to direct the majority of our marketing efforts and resources to expand our retail market in order to take advantage of what we perceive to be an increased consumer emphasis on nutrition and the generally higher gross margins that this market generates.

         Our principal offices are located at 2441 Viscount Row, Orlando, Florida. Our telephone number is (407) 855-5500.

                                USE OF PROCEEDS

         The selling shareholder will receive all of the proceeds from the sale of its common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholder. We will, however, receive the exercise price of the warrants when exercised by the selling shareholder, which may be paid out of the proceeds of this offering. If warrants covering 815,000 shares of common stock are exercised, we estimate that our net proceeds will be $2,887,575, reduced to the extent the selling shareholder's proceeds are less than $1.00 per share after payment of the exercise price and the expenses of this offering.

         FINOVA has agreed to loan to us under our existing credit facility with FINOVA an amount equal to the proceeds that would otherwise be payable to FINOVA upon the sale of shares under this offering. Based upon the market price of the shares as of November 27, 2000, in the event all of the FINOVA shares are sold, FINOVA would loan us an additional $815,000.

         We intend to use any proceeds from warrant exercises and the additional loan from FINOVA to pay expenses of this offering and for working capital and other corporate purposes.


                         DETERMINATION OF OFFERING PRICE

         The price of the shares of common stock offered for sale by FINOVA pursuant to the terms of the offering described in this prospectus will be at prevailing market prices, or at privately negotiated prices. Factors which are relevant to the determination of the offering price may include, but are not limited to, the market price for the shares, consideration of the amount of common stock offered for sale relative to the total number of shares of common stock outstanding, the trading history of our outstanding securities, our financial prospects, and the trading price of other companies similar to Galaxy in terms of size, operating characteristics, industry and other similar factors.


                               SELLING STOCKHOLDER

         FINOVA holds warrants issued by Galaxy on September 30, 1999, to acquire 915,000 shares of common stock at an exercise price of $3.41 per share. All of the warrants are currently exercisable. Assuming the exercise by FINOVA of all of its warrants, but no other outstanding options or warrants by any other holder, FINOVA would own approximately 10% of our issued and outstanding common stock. The warrants were issued in consideration of a loan extended by FINOVA to us in the principal amount of $4,000,000. The shares offered by this prospectus constitute 815,000 of the 915,000 shares of common stock issuable by Galaxy upon the exercise of FINOVA's warrants. FINOVA currently holds no shares of common stock and, upon completion of the offering and sale of all shares offered by this prospectus, FINOVA will still have beneficial ownership of 100,000 shares of our common stock.

         FINOVA Capital Corp., an affiliate of FINOVA, is our primary lender. As of November 21, 2000, our credit facility with FINOVA Capital Corp. totals $13,000,000, with approximately $8,600,000 currently outstanding. FINOVA Capital Corp. maintains a security interest in all of our accounts receivable and our inventory. FINOVA Capital Corp. does not own any shares of common stock nor does it have any beneficial ownership of common stock other than through the FINOVA warrants.


                              PLAN OF DISTRIBUTION

         The common shares are being offered on behalf of FINOVA, as the selling stockholder, which will own the common stock upon exercise of warrants held by FINOVA. FINOVA, Galaxy and Tucker Anthony Incorporated will enter into a Warrant Exercise and Placement Agent Agreement to provide for the exercise of FINOVA's warrants and the appointment of Tucker Anthony as FINOVA's exclusive placement agent for the sale of the shares. In offering the shares, Tucker Anthony will act as FINOVA's agent and will use its best efforts to find buyers for 815,000 of FINOVA's shares. Tucker Anthony will not underwrite this offering by purchasing FINOVA's shares as principal and then reselling them, regardless of whether Tucker Anthony does or does not successfully identify others to purchase FINOVA's shares. Under the rules of the Securities and Exchange Commission, however, it may be considered an underwriter as a result of its actions as FINOVA's agent. Accordingly, it will have to comply with applicable prospectus delivery requirements and Regulation M under the Exchange Act. FINOVA, Tucker Anthony and any broker or dealer used in connection with any sales in this offering may be considered "underwriters" under the Securities Act.

         Tucker Anthony is required to use only its best efforts to sell the shares. The shares may be offered and sold during the period commencing on the date of this prospectus and terminating at the close of business on May 31, 2001, except that FINOVA, Galaxy and Tucker Anthony may extend the termination date until November 30, 2001.

         The FINOVA shares may be offered and sold from time to time through public or private transactions, through the American Stock Exchange or otherwise at prevailing market prices or at privately negotiated prices. We have agreed that if the price at which FINOVA's shares are sold in this offering is less than $4.41 per share, we will pay FINOVA for each share sold hereunder, the difference between $4.41 and the average gross sales price of shares sold under this prospectus. We bear all of the expenses associated with the registration of the shares offered under this prospectus. We will incur a financing charge for the value of these payments over the term that the FINOVA debt remains outstanding. The amount of the charge will vary depending on the market conditions at the time FINOVA's shares are sold. Should the debt be paid off prior to its contractual maturity date, we will be required to write off any unamortized costs related to these payments. FINOVA will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. However, we have agreed to reimburse FINOVA for these commissions, discounts and expenses to the extent that the net proceeds to FINOVA from the sale of shares under this prospectus are less than $1.00 per share after the payment of the following:

         o        The exercise price payable upon exercise of the warrants; and

         o The brokerage commissions, discounts and other expenses of the sale of FINOVA's shares.

         We estimate our offering expenses will be approximately $295,000. This amount includes brokerage commissions, discounts and other amounts payable to Tucker Anthony Incorporated which are estimated to be approximately $250,000. The Registrant has agreed to reimburse FINOVA for these commissions, discounts and other amounts to the extent that the net proceeds to FINOVA from the sale of shares under the prospectus are less than $1.00 per share after the payment of the following: (i) the exercise price payable to us upon exercise of the warrants; and (ii) the brokerage commissions, discounts and other reasonable and direct expenses of the sale of FINOVA's shares.

         FINOVA has agreed to loan to us under our existing credit facility with FINOVA an amount equal to the proceeds that would otherwise be payable to FINOVA upon the sale of shares under this offering. Based upon the market price of the shares as of November 27, 2000, in the event all of the FINOVA shares are sold in this offering, FINOVA would loan us an additional $815,000. Although this additional loan amount is subject to the same terms and conditions under which the original loan was made, we must repay this portion of the loan in full no later than one year after the additional amount is advanced to us. The maturity date of the original portion of the loan will not be changed from the original maturity date of September 30, 2004.

         Tucker Anthony will receive a placement agent fee equal to 7% of the gross proceeds from the sale of the FINOVA shares. In addition, we will issue to Tucker Anthony warrants exercisable for shares of common stock equal to 10% of the total number of shares sold by FINOVA in this offering. The warrants will be exercisable for seven years at an exercise price of 120% of the average sales price of all shares sold in this offering. We have also previously granted Tucker Anthony a right of first refusal until August 7, 2002 to provide investment banking services to us. In addition, we have agreed to indemnify Tucker Anthony against liabilities under the Securities Act. We have been informed that any such indemnification for liabilities under the Securities Act is, in the opinion of the Securities and Exchange Commission, against public policy and, therefore, unenforceable.

         Tucker Anthony may request other registered broker-dealers who are members of the National Association of Securities Dealers, Inc., and who are approved by us, to assist in the efforts to locate potential purchasers of the shares. Tucker Anthony may pay a commission of up to 7% to other broker-dealers. FINOVA, Tucker Anthony and any other broker-dealers or other persons involved in the sale or resale of the common shares may be considered "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' or their affiliates' commissions, discounts or concessions may be considered underwriters' compensation under the Securities Act. If FINOVA is considered an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

         We have agreed to indemnify FINOVA and its "controlling persons" or "underwriters," as those terms are defined in the Securities Act, participating in the distribution of shares of the common stock hereunder from certain liabilities, including those arising under the securities laws. We have been informed that any such indemnification for liabilities under the Securities Act is, in the opinion of the Securities and Exchange Commission, against public policy and, therefore, unenforceable.

         FINOVA may be considered our affiliate.

         Because it is possible that a significant number of common shares could be sold at the same time under this prospectus, such sales, or the possibility of sales, may have a significant depressive effect on the market price of our common stock.

         We anticipate that we and each of our executive officers and directors will enter into an agreement with Tucker Anthony pursuant to which each will agree not, without the prior written consent of Tucker Anthony, to offer, sell or otherwise dispose (or announce any offer, sale or grant of any option to purchase or other disposition) of any of their shares of our common stock or securities convertible into, or exchangeable or exercisable for, shares of our common stock for a period of 120 days following the expiration of the offering period or the earlier termination of this offering.


                                  LEGAL MATTERS

         Baker & Hostetler LLP, Orlando, Florida, has rendered an opinion that the shares of common stock offered hereby are legally issued, fully paid and nonassessable.


                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus and the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         o GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at www.galaxyfoods.com.

         o STOCK MARKET. Galaxy's shares are traded on the American Stock Exchange under the symbol GXY. Materials filed by Galaxy can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006, (212) 306-1000.

         o INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering has been completed:

         o Galaxy's Annual Report on Form 10-K/A for the year ended March 31, 2000, as amended.

         o Galaxy's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000.

         o        Galaxy's Proxy Statement dated November 1, 2000.

         o The description of the common stock of Galaxy, which is contained in the registration statement of Galaxy filed on Form 8-A, dated September 29, 1999.

         You may request free copies of these filings by writing, telephoning or contacting us at the following:

                  Investor Relations Department
                  Galaxy Nutritional Foods, Inc.
                  2901 Titan Row, Suite 136
                  Orlando, Florida 32809
                  (407) 855-5500
                  email: wwilliams@galaxyfoods.com

         We will provide without charge to anyone who receives a prospectus, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such a request should be directed to Galaxy Nutritional Foods, Inc. 2901 Titan Row, Suite 136, Orlando, Florida 32809, Attention: Investor Relations, or if by telephone, (407) 855-5500.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration, sale and distribution of the shares, including sales commissions, are payable by the Registrant. All of the amounts shown are estimated except the SEC registration fee.

SEC Registration Fee.........................................    $    840.20
                                                                 -----------
Legal Fees and Expenses (including Blue Sky).................      35,000.00*
                                                                 -----------
Accounting Fees and Expenses.................................       5,000.00*
                                                                 -----------
Brokerage Commissions, Discounts and Other Placement
    Agent Expenses...........................................     250,000.00*(1)
                                                                 -----------
Printing and Miscellaneous Fees and Expenses.................       4,159.80*
                                                                 -----------

         Total...............................................    $295,000.00*
                                                                 ===========
------------------

* Estimated

(1) The Registrant has agreed to reimburse FINOVA for these commissions, discounts and other amounts to the extent that the net proceeds to FINOVA from the sale of shares under the prospectus are less than $1.00 per share after the payment of the following: (i) the exercise price payable to us upon exercise of the warrants; and (ii) the brokerage commissions, discounts and other reasonable and direct expenses of the sale of FINOVA's shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

         As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that the personal liability of each member of the Registrant's Board of Directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the t pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Registrant's Bylaws (the "Bylaws") provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

         The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         To the extent that any person described in the preceding two paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such paragraphs, or in defense of any claim, issue or matter therein, the Registrant shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Registrant may pay expenses of a person incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a person to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by the Registrant.

         The Bylaws further provide that the indemnification and advancement of expenses provided for in the Bylaws shall not be deemed exclusive of any other rights to the indemnified party under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and that the Board of Directors may authorize the Registrant to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Registrant provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Act and the Exchange Act.

ITEM 16. EXHIBITS.

         The following Exhibits are filed as part of this Registration
Statement.

Exhibit No.                             Exhibit Description
-----------                             -------------------

1.1 Warrant Exercise and Placement Agent Agreement (To be filed by amendment.)

3.1 Amendment to Certificate of Incorporation of the Company, filed on November 16, 2000, effective November 17, 2000 (Filed herewith.)

4.1 Stock Purchase Warrant issued to FINOVA Mezzanine Capital Inc., dated September 30, 1999 (Filed herewith.)

5 Opinion of Baker & Hostetler, dated November 28, 2000, regarding legality of shares being offered (Filed herewith.)

23.1 Consent of Baker & Hostetler (Contained in its opinion filed as Exhibit 5.)

23.2              Consent of BDO Seidman, LLP

24.1              Powers of Attorney (Included on Signature Page.)


ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(a)      (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (d) The Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Orlando, State of Florida this 28th day of November, 2000.


                                             GALAXY NUTRITIONAL FOODS, INC.


                                             By: /s/ ANGELO S. MORINI
                                                 ---------------------------
                                                 ANGELO S. MORINI, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Angelo S. Morini, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



           Signature                               Title                          Date
           ---------                               -----                          ----
/s/ ANGELO S. MORINI                Chairman of the Board of Directors,    November 28, 2000
--------------------------------    President, Chief Executive Officer
ANGELO S. MORINI                    (Principal Executive Officer) and
                                    Director


/s/ KEITH A. EWING                  Chief Financial Officer (Principal     November 28, 2000
--------------------------------    Financial Officer and Principal
KEITH A. EWING                      Accounting Officer)

/s/ MARSHALL K. LUTHER
--------------------------------    Director                               November 28, 2000
MARSHALL K. LUTHER

/s/ JOSEPH JULIANO
--------------------------------    Director                               November 28, 2000
JOSEPH JULIANO

/s/ DOUGLAS A. WALSH
--------------------------------    Director                               November 28, 2000
DOUGLAS A. WALSH

                                 EXHIBITS INDEX
Exhibit
  No.    Exhibit Description                                            Page No.
-------  -------------------                                            --------
1.1 Warrant Exercise and Placement Agent Agreement (To be filed by amendment.)

3.1 Amendment to Certificate of Incorporation of the Company, filed on November 16, 2000, effective November 17, 2000
         (Filed herewith.)

4.1 Stock Purchase Warrant issued to FINOVA Mezzanine Capital Inc., dated September 30, 1999 (Filed herewith.)

5 Opinion of Baker & Hostetler, dated November 28, 2000, regarding legality of shares being offered (Filed herewith.)

23.1 Consent of Baker & Hostetler (Contained in its opinion filed as Exhibit 5.)

23.2     Consent of BDO Seidman, LLP (Filed herewith.)

24.1     Powers of Attorney (Included on Signature Page.)